Exhibit 107

Calculation of Filing Fee Tables

FORM S-3
(Form Type)

Arq, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering price Per Unit (2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common stock, par value $0.001 per share	457(o)	—	—	$—		$—
	Equity	Preferred stock, par value $0.001 per share	457(o)	—	—	—
	Other	Warrants (3)	457(o)	—	—	—
	Other	Units (4)	457(o)	—	—	—
	Unallocated (Universal) Shelf	Unallocated (Universal) Shelf	457(o)	(1)	(2)	$100,000,000 (1)	0.0001476	$14,760
	Total Offering Amounts					$100,000,000 (1)		$14,760
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$14,760

(1)The amount to be registered consists of up to $100,000,000 of an indeterminate amount of common stock, preferred stock, warrants and/or units. There is also being registered hereunder such currently indeterminate number of (i) shares of common stock or other securities of the Registrant as may be issued upon conversion of, or in exchange for, convertible or exchangeable preferred stock registered hereby, or (ii) shares of common stock or preferred stock as may be issued upon exercise of warrants registered hereby, as the case may be. Any securities registered hereunder may be sold separately or together with other securities registered hereunder. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transactions. Separate consideration may or may not be received for securities that are issuable upon conversion, exercise or exchange of other securities.
(2)The proposed maximum offering price per security will be determined from time to time by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D. of Form S-3 under the Securities Act.
(3)Warrants may be sold separately or together with any of the securities registered hereby and may be exercisable for shares of common stock, preferred stock or units registered hereby. Because the warrants will provide a right only to purchase such securities offered hereunder, no additional registration fee is required.
(4)Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.